Exhibit 10.3

Your Name:

Total No. of Restricted Stock Units:

PRG-SCHULTZ RESTRICTED STOCK UNIT AGREEMENT
FOR EMPLOYEES
PRG-SCHULTZ INTERNATIONAL, INC. (“PRG-Schultz”) is pleased to grant to the person signing below (“you” or “Participant”) the Restricted Stock Units described below under the PRG-Schultz 2008 Equity Incentive Plan (the “Plan”).

Stock Subject to Grant:	Common Stock, no par value per share
Grant Date:	[ ], 20___
Vesting: Subject to the Plan and this Agreement, the Restricted Stock Units will become vested and payable as follows:
(1)            of the Restricted Stock Units (the “Service-Based RSUs”) will become vested and payable in accordance with the following schedule, provided you remain continuously employed with PRG-Schultz from the Grant Date until such time(s):

Service-Based RSUs that
On the date below	become vested on such date
[ ], 20___	1/3 of the Service-Based RSUs (rounded down to the nearest whole share)

[ ], 20___	1/3 of the Service-Based RSUs (rounded down to the nearest whole share)

[ ], 20___	All of the remaining Service-Based RSUs
(2)                      of the Restricted Stock Units (the “Performance-Based RSUs”) will become vested and payable, as soon after December 31, 20___ as the Committee determines the cumulative Adjusted EBITDA of PRG-Schultz for the three-year period ending December 31, 20___(but in no event later than March 15, 20___), provided you remain continuously employed with PRG-Schultz from the Grant Date through December 31, 20___, and provided further that cumulative Adjusted EBITDA (as defined in the Plan) for PRG-Schultz for the three-year period ending on December 31, 20___equals or exceeds $[                    ]. Notwithstanding the foregoing, if cumulative Adjusted EBITDA for PRG-Schultz for such three-year period does not equal or exceed $[                    ], but the cumulative Adjusted EBITDA for such three-year period exceeds $[                    ], then the number of Restricted Stock Units that will become vested and payable at the time set forth above, provided you remain continuously employed with PRG-Schultz from the Grant Date through December 31, 20___, shall be the number of Performance-Based RSUs multiplied by a fraction, the numerator of which is the amount of cumulative Adjusted EBITDA for the three-year period that exceeds $[                    ] and the denominator of which is $[                    ]. For example, if cumulative Adjusted EBITDA for the three-year period ending on December 31, 20___equals $[                    ] and you have remained employed with PRG-Schultz through December 31, 20___, then fifty percent (50%) [($[                    ] minus $[                    ]) divided by $[                    ]] of the Performance-Based RSUs shall become vested and payable. If cumulative Adjusted EBITDA for such three-year period does not exceed $[                    ], then none of the Performance-Based RSUs will become vested and payable, regardless of whether you have remained continuously employed with PRG-Schultz from the Grant Date through December 31, 20___.
Dividend and Voting Rights: Before the Restricted Stock Units become vested and Common Stock is paid, you will not have any voting rights with respect to the Common Stock to which the Restricted Stock Units relate. However, you will have the right to receive dividends and distributions on any shares of Common Stock subject to your Restricted Stock Units as if you owned the shares of Common Stock to which the Restricted Stock Units relate.

The Additional Terms and Conditions and the Plan described below are incorporated in this Agreement by reference and contain important information about your Restricted Stock Units. Copies of all of the documents set forth below are being provided to you concurrently with this Restricted Stock Unit Agreement. Please review them carefully and contact PRG-Schultz Human Resources if you have any questions.
Additional Terms and Conditions describes the terms of your Restricted Stock Units, what happens if you cease to remain employed with PRG-Schultz before your Restricted Stock Units become vested and where to send notices;
The Plan contains the detailed terms that govern your Restricted Stock Units. If anything in this Agreement or the other attachments is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control; all terms used herein that are not defined herein but that are defined in the Plan have the same meaning given them in the Plan;
Plan Prospectus; and
[                    ] Annual Report on Form 10-K of PRG-Schultz for the Year Ended December 31, 20_.
Please sign in the space provided below, keep a copy of this Agreement for your records, and return both originals to PRG-Schultz Human Resources.

Participant:	PRG-SCHULTZ INTERNATIONAL, INC.

By:

Print Your Name:	Name: Jennifer Moore

Your Residence Address:	Its: Senior Vice President, Human Resources

ADDITIONAL TERMS AND CONDITIONS OF YOUR RESTRICTED STOCK UNITS
PLAN ADMINISTRATION.
•	The Plan is administered on behalf of the Committee by the Plan administrator. The Plan administrator is responsible for assisting you with respect to your Restricted Stock Units and maintaining the records of the Plan. If you have questions about your Restricted Stock Units or how the Plan works, please contact the Plan administrator at Plan.Administrator@prgx.com or (770) 779-3037.

•	Except as provided herein and in the Plan, the Restricted Stock Units are non-transferable. The Restricted Stock Units may be transferred by will or the laws of descent and distribution and, notwithstanding the foregoing, during the Participant’s lifetime may be transferred by the Participant to any of the Participant’s “family members” (as such term is defined in the general instruction to the Form S-8 Registration Statement under the Securities Act of 1933). Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Plan administrator expressly approves the transfer. Any transferee to whom the Restricted Stock Units are transferred shall be bound by the same terms and conditions, including with respect to vesting, that govern the Restricted Stock Units in the hands of the Participant; provided, however, that the transferee may not transfer the Restricted Stock Units except by will or the laws of descent and distribution. No right or interest of the Participant or any transferee in the Restricted Stock Units shall be subject to any lien, obligation or liability of the Participant or any transferee.

•	You may pay any applicable tax withholding (i) in cash, (ii) by certified or bank cashier’s check, or (iii) by such other medium of payment as the Plan administrator in his sole discretion may permit. The Plan administrator will determine the amount of any required tax withholding.

•	As soon as administratively practicable (and within 30 days) after the Restricted Stock Units become vested, the Company will deliver to the Participant or make available to the Participant’s broker the shares of Common Stock with respect to which the Restricted Stock Units have become payable.
EFFECT OF TERMINATION OF EMPLOYMENT.
•	Termination of Employment. If your employment with PRG-Schultz terminates for any reason prior to the Restricted Stock Units becoming vested, any Restricted Stock Units that are not then vested will be forfeited immediately upon the termination of your employment for any reason.
•	Change of Control. Upon the occurrence of a Change of Control, as such term is defined in the Plan, one-hundred percent (100%) of the Restricted Stock Units shall become vested and payable if you have remained in the continuous employ of PRG-Schultz from the Grant Date until the time of the Change of Control. Accordingly, subsequent termination of your employment for any reason after the Change of Control will not result in forfeiture of your Restricted Stock Units or the shares of Common Stock related thereto.
•	Employment. For purposes of this Agreement, employment with any Affiliate of PRG-Schultz will be considered employment with PRG-Schultz.
NOTICES. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

To the Company:	PRG-Schultz International, Inc.
600 Galleria Parkway, Suite 100
Atlanta, GA 30339
Attention: Senior Vice President-Human Resources

To you:	The address set forth on page 1

MISCELLANEOUS.
•	The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Failure by you or PRG-Schultz at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRG-Schultz of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement and the Plan contain the entire agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.